EXHIBIT 10.9

RETENTION AGREEMENT

This Retention Agreement (the “Agreement”) is made and entered into effective as of September 8, 1999 (the “Effective Date”) by and between Marcia Sterling (the “Employee”) and Autodesk, Inc. (the “Company”).

R E C I T A L S

A.	Employee is currently an employee and officer of the Company.

B.	The Company and Employee acknowledge that the current economic environment creates alternative employment opportunities for Employee’s services.

C.	The Company desires to retain the services of Employee and Employee desires to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

D.	Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

1.    Term of Agreement.    This Agreement shall begin on the Effective Date set forth above and shall continue for a period of five years.

2.    Duties and Scope of Employment.    The Company shall employ the Employee as an officer of the Company, with such duties, responsibilities and compensation as are in effect as of the Effective Date. The Chief Executive Officer of the Company (the “CEO”) shall have the right to revise such responsibilities and compensation from time to time as the CEO may deem necessary or appropriate.

3.    At-Will Employment.    The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at–will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and practices or in accordance with other agreements between the Company and the Employee.

4.    Severance Benefits.

        (a)  Benefits upon Termination.    If the Employee’s employment terminates as a result of an Involuntary Termination and the Employee signs a Release of Claims, then the Company shall make a severance payment to Employee equal to three months’ Base Compensation for each year of employment at the Company up to a maximum of one year’s Base Compensation. In addition, Employee shall be entitled to receive a fraction of any cash bonus to which Employee would have been entitled as an officer of the Company for the fiscal year during which Employee was terminated equal to the number of months of that year when Employee was employed by the Company divided by 12, such bonus to be paid at the time such bonuses are paid to employees of the Company.

        (b)  Miscellaneous.    In addition, (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to termination. These payments shall be made promptly upon termination and within the period of time mandated by applicable law.

5.    Non-Solicitation.    In consideration for the mutual agreements as set forth herein, Employee agrees that Employee shall not, at any time, within twelve (12) months following termination of Employee’s employment with the Company for any reason, directly or indirectly solicit the employment or other services of any individual who at that time shall be or within the prior twelve (12) months shall have been an employee of the Company. Any breach of this provision by Employee shall be a material breach of this Agreement and the Company shall not pay Employee any remaining payments or honor any option exercises after such breach.

6.    Definition of Terms.    The following terms referred to in this Agreement shall have the following meanings:

        (a)  Base Compensation.    “Base Compensation” shall mean Employee’s monthly base salary for services performed based on the average base salary for the twelve (12) months prior to the Termination Date.

        (b)  Cause.    “Cause” means the Employee’s (i) failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) engaging in a transaction in connection with the performance of duties to the Company or any of its subsidiaries, which transaction is adverse to the interests of the Company or any of its Subsidiaries and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses).

        (c)  Involuntary Termination.    “Involuntary Termination” shall mean termination of Employee’s employment by the Company for any reason other than Cause. Involuntary Termination shall include constructive termination as a result of a significant diminution in responsibilities or a decrease in Base Compensation, except to the extent such decrease is made applicable to all officers of the Company.

        (d)  Release of Claims.    “Release of Claims” shall mean a waiver by Employee, in a form satisfactory to the Company, of all employment related obligations of and claims and causes of action against the Company.

        (e)  Termination Date.    “Termination Date” shall mean the date specified in the notice of termination, as set forth in Section 9 below, which date shall be not less than thirty (30) days after the giving of such notice.

7.    Confidentiality.    Employee acknowledges that during the course of Employee’s employment, Employee will have produced and/or have access to confidential information, records, notebooks, data, formula, specifications, trade secrets, customer lists and secret inventions, and processes of the Company and its affiliated companies. Therefore, during or subsequent to Employee’s employment by the Company, Employee agrees to continue to hold in confidence and not directly or indirectly to disclose or use or copy or make lists of any such information, except to the extent authorized by the Company in writing. All records, files, drawings, documents, equipment, and the like, or copies thereof, relating to the Company’s business, or the business of an affiliated company, which Employee shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company, or of an affiliated company, and shall not be removed from the Company’s or the affiliated company’s premises without its written consent, and shall be promptly returned to the Company upon termination of employment with the Company.

8.    Successors.

        (a)  Company’s Successors.    Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement pursuant to this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

        (b)  Employee’s Successors.    The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.    Notice.

        (a)  General.    Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to Employee at the home address, which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its CEO.

        (b)  Notice of Termination.    Any termination of Employee’s employment shall be communicated by a notice of termination to the other party hereto given in accordance with Section 9(a) of this Agreement. Such notice shall specify the termination date (which shall be not less than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing Employee’s rights hereunder.

10.    Miscellaneous Provisions.

        (a)  No Duty to Mitigate.    The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

        (b)  Waiver.    No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

        (c)  Whole Agreement.    No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

        (d)  Choice of Law.    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

        (e)  Severability.    The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

        (f)  Employment Taxes.    All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

        (g)  Assignment by Company.    The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

        (h)  Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

11.    Company Severance Plan.    In the event the Company’s Board of Directors or the Compensation Committee of the Board of Directors should adopt a severance plan for executive officers which provides for severance pay equal to that set forth in Section 4(a) above, then this Agreement shall be superseded by such plan and shall thereafter be null and void.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	AUTODESK, INC.

Carol A. Bartz, Chairman and CEO

EMPLOYEE:	Marcia K. Sterling

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